UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

SEMIRAMIS PALIOU

SIMEON PALIOS

IOANNIS G. ZAFIRAKIS

MARIA DEDE

MARGARITA VENIOU

EVANGELOS SFAKIOTAKIS

MARIA-CHRISTINA TSEMANI

ANASTASIOS MARGARONIS

KYRIACOS RIRIS

APOSTOLOS KONTOYANNIS

ELEFTHERIOS PAPATRIFON

SIMON FRANK PETER MORECROFT

JANE SIH HO CHAO

JENS ISMAR

GUSTAVE BRUN-LIE

QUENTIN SOANES

PAUL CORNELL

CHAO SIH HING FRANCOIS

VICKTORIA POZIOPOULOU

STAR BULK CARRIERS CORP.

PETROS PAPPAS

HAMISH NORTON

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 19, 2026, Diana Shipping Inc. (“Diana”) issued a press release and an investor presentation and updated its website at www.CashforGenco.com.

Investor Presentation

We create to share Diana Shipping Inc. proposal to acquire Genco Shipping & Trading May 2026

Disclaimer Cautionary Statement Regarding Forward-Looking Statements Matters discussed in this presentation and other statements made by Diana may constitute forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of Diana or Diana’s management team, which are other than statements of historical facts. Diana desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, Diana’s proposal to acquire Genco and the anticipated benefits of such a transaction, and Diana’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this presentation and in other statements made by Diana are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in Diana’s records, Genco’s public filings and disclosures and data available from third parties. Although Diana believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond Diana’s control, Diana cannot assure you that it will achieve or accomplish these expectations, beliefs or projections. The forward-looking statements in this presentation are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Diana or Genco; (vi) the possibility that shareholders of Genco will not elect to tender their shares of common stock of Genco in connection with the Offer (as defined below) or that the conditions to consummation of the Offer are not satisfied; and (vii) general economic, market, and industry conditions. These and other risks are described in documents filed by Diana with, or furnished by Diana to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. Diana does not undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. 2

Disclaimer Important Additional Information and Where to Find It Diana and certain other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such definitive proxy statement and the accompanying universal GOLD proxy card are available here). Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information. The Participants’ definitive proxy statement, and other proxy materials when filed, are available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Genco with the SEC are also available, without charge, by directing a request to Diana’s proxy solicitor, Okapi Partners LLC, at its toll-free number (855) 305-0857 or via email at info@okapipartners.com. Certain Information Regarding Participants in the Solicitation The participants in the proxy solicitation (the “Participants”) are Diana; Semiramis Paliou, Director and Chief Executive Officer of Diana; Simeon Palios, Director and Chairman of Diana; Ioannis G. Zafirakis, Director and President of Diana; Maria Dede, co-Chief Financial Officer and Treasurer of Diana; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of Diana; Evangelos Sfakiotakis, Chief Technical Investment Officer of Diana; Maria-Christina Tsemani, Chief People and Culture Officer of Diana; Anastasios Margaronis, Director of Diana; Kyriacos Riris, Director of Diana; Apostolos Kontoyannis, Director of Diana; Eleftherios Papatrifon, Director of Diana; Simon Frank Peter Morecroft, Director of Diana; and Jane Sih Ho Chao, Director of Diana; Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou; Star Bulk Carriers Corp. (“Star Bulk”); Petros Pappas, Director and Chief Executive Officer of Star Bulk; and Hamish Norton, President of Star Bulk. As of the date hereof, Diana is the beneficial owner of 6,264,548, representing approximately 14.4% of the outstanding shares of common stock of Genco. As of the date hereof, none of Semiramis Paliou, Simeon Palios, Ioannis G. Zafirakis, Maria Dede, Margarita Veniou, Evangelos Sfakiotakis, Maria-Christina Tsemani, Anastasios Margaronis, Kyriacos Riris, Apostolos Kontoyannis, Eleftherios Papatrifon, Simon Frank Peter Morecroft, Jane Sih Ho Chao, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, Vicky Poziopoulou, Star Bulk, Petros Pappas, or Hamish Norton beneficially owns any Genco common stock. On March 6, 2026, Diana submitted a revised proposal to acquire all of the outstanding shares of Genco common stock it did not own for $23.50 per share in cash. 3

Disclaimer Information Regarding the Offer On May 4, 2026, Diana commenced a tender offer (the “Offer”), through its wholly-owned subsidiary 4 Dragon Merger Sub Inc., to purchase all outstanding shares of Genco common stock at $23.50 per share in cash. The Offer is scheduled to expire at 5:00 p.m., New York City time, on June 2, 2026, unless extended. The Offer is conditioned upon, among other things: (i) Genco entering into a definitive merger agreement with Diana substantially in the form of the merger agreement included with the Offer documents; (ii) Genco shareholders validly tendering a majority of Genco’s outstanding shares on a fully diluted basis; (iii) the termination or inapplicability of Genco’s shareholder rights plan; (iv) the Genco Board’s approval of the transaction under certain affiliate transaction provisions in Genco’s charter and (v) other customary conditions. Satisfaction of the merger agreement condition, the shareholder rights plan condition and the affiliate transaction condition is solely within the control of Genco and the members of the Genco Board. If the Offer is successfully completed, Diana intends to consummate a second-step merger as promptly as practicable, in which any remaining Genco shareholders who did not tender their shares in the Offer would receive the same $23.50 per share in cash that was paid in the Offer. As a result, if the Offer is completed and the second-step merger is consummated, all Genco shareholders — whether or not they tender their shares — would receive $23.50 per share in cash. Importantly, shareholders who tender in the Offer may receive their cash sooner than those whose shares are acquired in the second-step merger. The Offer to Purchase and related Letter of Transmittal are being mailed to Genco shareholders and will be filed with the U.S. Securities and Exchange Commission. Copies of these materials will be available at no charge on the SEC’s website at www.sec.gov. Questions and requests for assistance regarding the Offer may be directed to Okapi Partners LLC, the information agent for the Offer, toll-free at (855) 305-0857 or by email at info@okapipartners.com. 4

Source: VesselsValue, Company information 1) Figures as of December 31, 2025; 2) Fleet values as of May 13, 2026. Balance sheet figures as of December 31, 2025; 3) Including 2 newbuilds, distribution per vessel type based on DWT Diana at a glance 960 employees1 ACROSS SEA & ASHORE 20.84m MT Cargo Carried1 FOUNDED 1972 LISTED ON NYSE SINCE 2005 STRONG ESG FOCUS GLOBAL OPERATIONS 20% 34% 24% 9% 13% Newcastlemax Capesize Kamsarmax / Post-Panamax Panamax Ultramax Sizeable fleet and equity value $1.2bn fleet value and $710m net asset value2 Disciplined chartering strategy Vessels fixed to charterers for periods of months to years at a fixed daily rate Immaculate capital markets track record Diana has raised more than $1bn in equity and issued $528m in unsecured and preferred notes, of which $288m has been repaid 38 vessels3 5 Strong access to financing Access to competitive financing from leading shipping banks. Never failed on a single debt obligation since inception

How we got here Since November 2025, Diana has been trying to acquire Genco, and in March 2026 we made an increased cash offer of $23.50 per share that is fully financed and presents attractive value for shareholders by all relevant measures We recognize that a transaction of this magnitude requires flexibility and negotiation, and we have offered numerous times to meet with Genco Unfortunately, Genco’s Board and management team has completely refused to engage with us – not one phone call or meeting to discuss how a transaction could work for all parties Based on this total lack of engagement and certain actions taken by Genco’s Board, we have concluded that the Genco Board is fully entrenched and that our only path forward is to nominate six independent director candidates to replace the current Genco Board Our nominees — Gustave Brun-Lie, Paul Cornell, Chao Sih Hing Francois, Jens Ismar, Viktoria Poziopoulou and Quentin Soanes – are not affiliated with Diana, bring deep and complementary experience across dry bulk shipping, finance, M&A and corporate governance, and would be excellent stewards of Genco We are now making our case to shareholders and hope to earn their support 6

1) DNB Carnegie Equity Research; 2) Based on VesselsValue and public company filings; 3) Based on public fairness opinions and equity research; 4) FactSet Summary Diana has put forward a proposal to acquire all of the outstanding shares of Genco for $23.50 per share in cash • Diana currently owns approximately 14.4% of Genco’s outstanding shares and is the largest shareholder of Genco Diana’s revised offer presents premium valuation at 15 year high asset values and earnings • 31% premium over undisturbed closing price on November 21, 2025 prior to initial offer • ~1.0x net asset value (“NAV”) at the time of the revised offer using the latest available fleet values reported by Genco • It should be noted that both Genco and the dry bulk peer group has on average traded at approximately 30% discount to NAV since 20201 • While Genco has traded at a premium to NAV following the revised offer, dry bulk peers on avg. continue to trade at a ~25% discount to NAV, highlighting considerable downside risk to the Genco share price in a “no transaction scenario”2 • While Genco argues that the transaction does not include a control premium, we note that public precedent shipping takeovers have on average priced at 20% discount to NAV3 • Offer presents an implied EV/NTM EBITDA of 7.1x vs 2020-2025 median of 4.9x, despite cyclical high earnings estimates4 The revised offer has no financing risk and no execution risk • The Transaction is not subject to any financing condition or approval of Diana shareholders • $1.433 billion of fully committed financing, supported by DNB, Nordea, BNP Paribas, Standard Chartered, Deutsche Bank and Danske Bank • $331 million relates to a voluntary refinancing of Diana’s existing debt • The committed financing is fully underwritten and not conditioned on completion of the Star Bulk transaction • The increased offer is made in partnership with Star Bulk Carriers Corp. (Nasdaq: SBLK) • Star Bulk has entered into a definitive agreement with Diana to acquire 16 Genco vessels for $470.5m in cash upon completion of Diana’s acquisition of Genco Despite a fully funded cash offer, at premium valuation, the board of Genco has refused to engage with Diana • Not once in five months has a representative of Genco or its advisors requested a meeting to discuss our proposal or initiated any substantive conversation to review our proposal • This is a pattern for Genco; in 2025, Star Bulk made a premium offer to acquire Genco and then, too, the Genco Board refused to engage • The only deal Genco has expressed willingness to discuss is an acquisition of Diana where Genco’s board and management would keep their jobs 7

1 Valuation overview 2 Review of Genco Governance and Actions 3 Diana’s Director Nominees Table of contents 8 4 Appendix

Source: FactSet as of 21 November 2025 1) Historical Genco share price not comparable vs today’s share price unless adjusted for dividends. Example: If a company with only cash on balance sheet pays out half the cash, the share price should theoretically drop 50%. The same is the case for shipping stocks, particularly since the assets have a fixed useful life; 2) Undisturbed share price and VWAPs as of 21 November 2025 31% premium over undisturbed closing price and 40% premia vs 30-day VWAP Competitive premia to undisturbed share price Offer price vs historical GNK share price (adjusted for dividends)1 Premia vs undisturbed share price & VWAP2 0 5 10 15 20 25 30 Nov-19 Nov-20 Nov-21 Nov-22 Nov-23 Nov-24 Nov-25 Offer price GNK share price (dividend adj.) GNK share price 17.0 16.8 17.9 23.5 90D VWAP 30D VWAP Undisturbed share price (21 Nov. 2025) Offer price +40% +31% 9

Source: FactSet, DNB Carnegie Equity Research, VesselsValue 1) Historical P/NAV estimated using DNB Carnegie Equity Research. Note that DNB Carnegie Equity Research withdrew recommendation and target price after Diana initial offer to acquire Genco was announced in November 2025. Current NAV/share estimated using VesselsValue and public company filings; 2) US dry bulk peer group including Star Bulk, Safe Bulkers, Golden Ocean and Eagle Bulk Genco and peers have historically traded at a ~30% average discount to NAV since 2020 vs offer at ~1.0x NAV Attractive premium to historical trading Historical P/NAV1 Genco relative P/NAV vs US dry bulk peers pre/post initial ownership disclosure (0.4x) (0.3x) (0.2x) (0.1x) 0.0x 0.1x 0.2x 0.3x Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 Jan-25 Jul-25 Jan-26 Jul-26 Pre initial Diana ownership disclosure in GNK Post disclosure / pre initial offer Post initial offer Initial ~7.7% DSX ownership disclosure Genco has historically traded below or in line with peers, but has traded significantly above after the initial Diana disclosure 10 0.69x 1.00x 0.20x 0.40x 0.60x 0.80x 1.00x 1.20x 1.40x Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 Jan-25 Jul-25 Jan-26 Jul-26 Genco P/NAV US dry bulk average P/NAV Genco average (2020 - Initial offer) P/NAV (offer) Genco has traded above NAV only 5% of the time since 2020 (4% since 2017) P/NAV Genco US dry bulk2 Average (2020 - initial offer) 0.69x 0.73x Initial ownership disclosure 0.64x 0.64x Prior to initial offer 0.74x 0.60x Initial ~7.7% DSX ownership disclosure

Source: Genco public filings, VesselsValue, Clarksons SIN 1) Fleet values for existing fleet as reported by Genco on slide 6 in its Q4 2025 presentation, based on VesselsValue as of Feb 13 2026. Fleet values as of Feb 13 2026 from VesselsValue also assumed for the vessels to be delivered; 2) Fleet values from VesselsValue as of May 13, 2026; 3) Based on the offer price of $23.50 per share and the number of options, RSUs and PRSUs from Genco’s 10-Q …using the latest available fleet values reported by Genco ~1.0x NAV at the time of the revised offer… Revised offer (Q4 figures)1 Current (Q1 figures)2 Fleet value existing fleet 1,155 1,350 Fleet value – vessels to be delivered 147 69 Gross fleet value 1,302 1,419 Total debt (200) (330) Remaining capex (131) (65) Vessels held for sale - 11 Cash 56 55 NWC 8 17 Net asset value 1,034 1,106 Cash severance [N/A] (11) Incentive equity (options/RSUs/PRSUs) [N/A] (23)3 NAV adjusted for mgmt. Incentive plan N/A 1,071 Shares outstanding – (fully diluted / basic) 44.2 43.6 NAV/share (before mgmt. incentive plan) 23.4 25.4 NAV/share (net of mgmt. incentive plan) N/A 24.6 P/NAV (offer price, excl. mgmt incentive plan) 1.00x 0.93x P/NAV (offer price, incl. mgmt incentive plan) N/A 0.96x Genco NAV breakdown Asset values and rates at 15 year highs 11 Offer at NAV with information at hand 0 10 20 30 40 50 60 70 80 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 May-11 May-13 May-15 May-17 May-19 May-21 May-23 May-25 1y time-charter rate Capesize ($/day) 10y old Capesize ($m) 1-year TC rate ($/day) Asset values ($m) 15 year high asset values and rates

Source: Public fairness opinions and equity research 1) For transactions with a share consideration, the P/NAV is estimated based on the value of the share consideration vs the NAV of the target at the time of announcement. Shipping and dry bulk takeovers last 5 years have on average priced at ~20% discount to NAV Premium to precedent transactions P/NAV - Selected precedent shipping takeover transactions last 5 years1 Target Golar LNG Partners Gaslog Diamond S Teekay LNG Partners Høegh LNG Partners Grinrod Gaslog Partners Eagle Bulk MT Maritime Belships Golden Ocean CoolCo Acquiror NFE Blackrock International Seaways Stonepeak Høegh LNG Holdings Taylor Maritime Gaslog Star Bulk Pangaea Entrust CMBT EPS Ventures Segment LNG LNG Tankers LNG LNG Dry bulk LNG Dry bulk Dry bulk Dry bulk Dry bulk LNG Transaction value ($bn) 1.9 4.9 1.0 6.2 0.8 0.6 1.5 0.9 0.3 0.9 2.1 1.8 Consideration Cash Cash Shares Cash Cash Cash Cash Shares Shares Cash Shares Cash Take private by controlling shareholder No Yes No No Yes No Yes No No No Yes Yes 1.06x 0.80x 1.08x 0.80x 0.88x 0.65x 0.85x 0.66x 0.65x 2021 2021 2021 2021 2022 2022 2023 2023 2024 2025 2025 2025 0.93x 0.82x 0.73x 0.75x Other shipping Drybulk P/NAV 1.0x Avg. P/NAV 12

Source: FactSet Proposal represent an implied EV/EBITDA (LTM) of 11.5x vs 5-year median of 5.3x Substantial premium to historical EV/EBITDA of Genco EV/LTM EBITDA EV/NTM EBITDA 13 5.3x 11.5x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x EV/LTM EBITDA LTM Median EV/LTM EBITDA (offer) 4.9x 7.1x 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 8.0 9.0 EV/NTM EBITDA NTM Median EV/NTM EBITDA (offer)

Source: Genco, FactSet as of May 16, 2026 $23.5/share vs $1.27/share in average DPS last 5 years, reflects an implied payback of 18.6 years! Compelling price relative to historical dividend distributions Genco dividends per share (incl. special dividends) compared to offer price 0.50 0.24 0.32 2.74 0.95 1.57 0.75 1.27 2.56 1.79 23.50 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 5y avg 2026e 2027e Offer price 0.00 0.00 0.00 0.00 18.6x payback 13.1x payback 14 Offer price vs Genco dividends • Genco has on average paid out $1.27/share in dividends last 5 years • Compared to the Diana offer price of $23.5/share, this reflects an implied payback of 18.6 years • Based on what Genco defines as multi-year high earnings in their Q4-2025 earnings presentation, consensus is estimating DPS of $1.8/share for 2027, reflecting a payback of 13.1 years • Considering Genco average fleet age of 12.6 years, the Genco fleet will have materially aged before Genco shareholders may receive cash dividends commensurate with Diana’s offer price

Source: FactSet, VesselsValue, Public company filings, DNB Carnegie Equity Research Note) Historical P/NAV estimated using DNB Carnegie Equity Research. Note that DNB Carnegie Equity Research withdrew recommendation and target price after Diana initial offer to acquire Genco was announced in November 2025. Current NAV/share estimated using VesselsValue and public company filings; 1) Including dividend in cash and dividend in kind Genco has underperformed Diana, Star Bulk and Safe Bulkers by ~40, ~70 and ~210 percentage points, respectively Genco significantly underperforming peers on value creation Genco – NAV/share Diana – NAV/share Star Bulk – NAV/share Safe Bulkers – NAV/share 15 25 7 January 2020 Current 32 +112% NAV/Share Dividends paid in the period 16 30 14 January 2020 Current 44 +182% 3 10 1 January 2020 Current 11 +326% 4 6 January 2020 3 1 Current 9 +154% 15

1 Valuation overview 2 Review of Genco Governance and Actions 3 Diana’s Director Nominees Table of contents 16 4 Appendix

DIANA SHIPPING INC.

Genco is not acting in the best interest of the shareholders

The Genco Board has refused to engage constructively and has pursued a strategy of entrenchment

1 Governance consolidation

- Wobensmith currently serves as both Chairman and CEO of Genco, concentrating power in a single individual
- All Board Committees chaired by long-tenured directors with ties to Wobensmith, including Mavroleon (Genco Board member since 2005[1]), who is the Chair of the Compensation Committee
- Actions of Genco Board reflect entrenchment and diversion for purpose of retaining their roles and outsized compensation
- Established an "independent committee", labeled for the first time on Friday as a "strategic committee", to evaluate Diana's proposals without until last Friday disclosing members or compensation

2 Poison pill entrenches board and management

- On October 1, 2025, Genco's Board adopted a poison pill, without seeking shareholder approval, preventing shareholders from selling their shares to Diana
- Genco's Proxy Statement asks shareholders to cast an "advisory vote" to ratify the poison pill and approve a 3-year extension but won't commit to remove the pill if shareholders fail to vote in favor of the poison pill
- The poison pill's "Qualifying Offer" provision is an illusory safeguard against an entrenched Board; poison pill includes "daisy chain" ownership concepts that courts have labeled "extreme"

3 Lack of engagement

- Not once in more than five months has a representative of Genco, its Board, or its advisors **1)** requested a meeting to discuss our proposal, **2)** requested clarifications or, **3)** sought constructive engagement
- There was also no engagement by Genco when Star Bulk made a premium transaction proposal to Genco in 2025
- Lack of willingness to entertain multiple strategic proposals over time highlights a board that has other priorities than maximizing shareholder value
- The only transactions that Genco would discuss are ones where Genco's directors and management will keep their jobs

4 Management "retention" plan

- Genco's so-called "retention plan" which is really a "severance plan" is triggered by change of control. Genco's plan is designed specifically to impose costs on the Company if Genco's board loses the proxy fight or the Company gets sold. A true retention plan would reward employees who stay with the company
- Genco discloses ~$27.96m in severance and accelerated equity for named executives, increasing the change of control costs, and reducing the NAV in a transaction scenario by $0.64 per share
- Genco refuses to disclose the full cost of the plan

5 Excessive management compensation

- Management compensation up ~80% from 2021 to 2025, despite weakening operating performance (net loss of $4.4m in 2025)
- Wobensmith's compensation up >50% from 2021 to 2025. The total compensation actually paid to Wobensmith was ~$5.9m in 2025
- Genco swapped its bonus metric from Free Cash Flow to Adj. EBITDA in 2025, enabling a 100% target payout despite the net loss (EBITDA ignores capex and debt repayment)

Source: Genco public filings
1) Except for the one-year period from July 2014 to July 2015

17

Genco's Nominees Lack Independence and Diversity of Value-Enhancing Perspectives

DIANA SHIPPING INC.

Genco's current board

John Wobensmith (Chairman & CEO)
~5 years on the board (2021)

Basil Mavroleon
~20 years on the board (2005)

Arthur Regan
~10 years on the board (2016)

Kathleen Haines
~9 years on the board (2017)

Karin Orsel
~5 years on the board (2021)

Paramita Das
~2 years on the board (2024)

Governance failures

- Lack of independence
  - **Mavroleon** (20-year director): **personal and financial ties to CEO Wobensmith** via AMA Capital Partners; his brokerage WeberSeas has brokered Genco vessel sales — disclosure language on this was quietly dropped from the 2026 proxy
  - **Haines** (Lead Ind. Director): **professional ties to ex-Chairman Dolphin**, who was Wobensmith's superior at AMA Capital Partners before Wobensmith became Genco's CFO in 2005
  - **Regan**: served as **Genco's Executive Chairman alongside Wobensmith until May 2021** — now chairs the Nominating & Corporate Governance Committee
- Lack of Public Company Board Experience Outside Genco
  - Majority of 'independent directors' (Haines, Orsel, Regan) **do not currently serve on any other public company board**
  - **Lead Independent Director Haines has served on only one other public board** in her entire career — the MLP OSG America LP (2007–2009)
- Tenure / Lack of Board Refreshment
  - No meaningful Board refreshment: only one director (Das) has served for less than 5 years

18

Genco’s Board is Aligned with Management, Not Shareholders Genco’s Board Leadership Structure • Combined Chair/CEO: following Chairman Dolphin's resignation (Aug 2025), Wobensmith assumed both roles simultaneously — no independent counterbalance at the top of the board • Lead Independent Director Haines lacks the independence or experience to effectively counterbalance a combined Chair/CEO • All key committees chaired by Wobensmith's closest associates: • Mavroleon chairs the Compensation Committee • Haines chairs the Audit Committee • Regan chairs the Nominating and Corporate Governance Committee Lack of Ownership Alignment with Shareholders • 3 of 6 board members — including Lead Ind. Director Haines — beneficially own zero shares of Genco common stock • Mavroleon, after 20 years on the board, beneficially owns just 739 shares — the entire beneficial ownership of the Compensation Committee • Wobensmith is the only member of the Genco Board with any meaningful ownership of Genco stock (633,901 shares, <1.5% ownership) • 58% of his personal holdings of Genco stock is pledged as collateral for personal loans 19

Lack of independence and alignment with shareholders leads to an unchecked Board with no accountability to shareholders Genco Board has demonstrated a pattern of disdain for shareholder rights and value-enhancing governance • By-Laws restrict shareholders’ right to call special meetings (50.1% ownership required) and to act by written consent (unanimity required) • Credit Agreement 'proxy put': replacing a majority of the board triggers an event of default — Board has the ability to approve Diana's nominees to neutralize this risk but Genco’s Board refuses to commit to do so • Poison pill adopted without shareholder approval • Amended November 2025 without approval to lower threshold from 15% to 10% • Amended again May 2026 without approval to increase threshold from 10% to 15% • Genco’s proxy statement makes clear that poison pill proposal is a precatory vote of shareholders – the Genco Board will have authority to unilaterally amend or extend the poison pill regardless of the outcome of the vote • Independent committee labeled for the first time on Friday as a “strategic committee” to review Diana's proposals was established by Genco without disclosing its mandate, membership or compensation until last Friday; met jointly with Wobensmith in January and March 2026 — only 'alternative' identified was a Genco acquisition of Diana where the Board and management would keep their jobs • Despite the fact that the committee’s mandate is to consider potential transactions with Diana, none of its members ever reached out to us • Approved an “Employee Retention Plan“ that is a new broad-based severance plan • The severance plan is designed to impose costs if Diana nominees are elected or if Genco is acquired, thereby insulating the Genco nominees from replacement • The change of control definition is triggered even if Diana nominees become less than a majority of the Board • John Wobensmith gets to leave for “Good Reason” if he loses his Chairman role • Delayed 2026 annual meeting and requesting shareholders approve a 35% increase in equity plan pool while expanding plan's 'change of control' definition in management's favor • Sent a threatening letter to Star Bulk for identifying a mistake in a third-party research analyst’s calculation of Genco’s NAV estimate – the corrected calculation lowered the NAV estimate by more than $2 per share 20

Key Examples of Genco Board Actions Degrading Shareholder Value (1/2) Genco’s Independent Committee Failed to Function Separate From Wobensmith • Genco claims the committee was comprised of directors independent of management mandated to consider transactions with Diana — yet Genco’s disclosure confirms the Board and committee met jointly with Wobensmith on January 6, 2026 and in March 2026 when deciding to reject Diana's proposals, and never reached out to us • Aside from the 'Pac-Man' tactic of proposing a Genco acquisition of Diana where Genco’s Board and management would keep their jobs, the Genco proxy fails to disclose any alternative transactions or strategic options considered by the committee independently from management Poison Pill is an Entrenchment Tool, Not a Reasonable Response to Protect Shareholder Value • Adopted and amended without shareholder approval; Board retains authority to amend/extend the pill regardless of the vote outcome • Qualifying Offer provision is an illusory liquidity option — 12 separate conditions must be satisfied, including • No inadequacy opinion from an investment bank engaged by Genco • Offer price must be at a premium to Genco's highest trading price over the preceding 24 months • Shareholders must wait up to 180 days before voting at a special meeting to exempt the offer from the pill 21

Key Examples of Genco Board Actions Degrading Shareholder Value (2/2) “Retention Plan” is an Enhanced Severance Arrangement Benefitting Management • Adopted upon the recommendation of Genco’s Compensation Committee, which is chaired by Mavroleon and of which Haines is also a member • $11.26 million cash + $16.70 million accelerated equity (~$0.64/share) to four named executive officers, plus undisclosed additional amounts to other employees • Management-friendly definitions departing from pre-existing arrangements: • Change of control triggered by replacement of '50% or more' of directors — vs. the customary 'majority' threshold in pre-existing arrangements • For Wobensmith, 'good reason' includes loss of Chairman title — a title he only received in August 2025 — making this an effective single-trigger arrangement Incentive Plan Proposal Benefits Management and Dilutes Shareholders • Requesting a 35% increase in equity plan pool at the Annual Meeting (from 4,750,000 to 6,423,000 shares) • Wobensmith received $1.9 million in equity awards in 2025 despite declining EBITDA and a net loss of $4.4 million — representing 43% of all RSUs, and 53% of all PRSUs granted under the plan to the named executive officers • Proposed amended plan expands 'change in control' to include 50%+ director replacement — mirroring the new severance arrangement and entrenching management ahead of the Annual Meeting ▪ The Genco Nominees have repeatedly failed to intervene when management’s interests are contrary to shareholders’ interests. ▪ Under the oversight of the Genco Nominees, shareholder rights have been materially diminished and shareholder value has been degraded and disregarded in favor of management’s interests. 22

Source: Genco public filings The Board’s Refusal to Engage Raises Serious Questions About Management Self-Interest 77% increase in Genco management compensation during a period where net income has reduced from $182m to -$4m Genco management compensation compared to financial performance ($m) $182m 2021 $159m 2022 -$13m 2023 $76m 2024 -$4m 2025 $4.7m $8.7m $7.4m $8.1m $8.4m +77% Other variable pay Cash bonus Base salary Net income Management compensation increased in 2025 despite a net loss of $4m 23

Source: Company public filings Operating expenses compared to peers Genco has higher opex rate vs its peer group… …which results in annual value lost to shareholders Star Bulk Safe Bulkers Diana Genco Pangaea 5.1 5.8 6.0 6.4 6.4 Genco has a higher opex per day versus its peer group resulting in an annual loss of $9m/year 24 Daily gap 565 Days X 360 Annual loss / vessel $203k Fleet X 44 vessels Total annual loss to shareholders $8.9m PV of loss @ 10% discount $89m 6,395 5,831 565 Genco avg ($/day) Peer avg ($/day) Daily gap ($/day) ($k/day)

1 Valuation overview 2 Review of Genco Governance and Actions 3 Diana’s Director Nominees Table of contents 25 4 Appendix

Diana's nominees are independent and highly qualified

DIANA SHIPPING INC.



Chao Sih Hing Francois

- Executive Chairman of Wah Kwong Marine Transport, previously Director and Deputy Chairman
- Holds a number of industry roles, including Co-founder and Chairman of the Hong Kong Chamber of Shipping, Chairman of the Bureau Veritas Global Marine and Offshore Advisory Council, and Board Director of the Global Maritime Forum



Gustave Brun-Lie

- Served as board member for a number of companies across the shipping industry, including Wilhelmsen Ship Management, RS Platou, and Torvik's Rederi
- Served as CEO of Statt Torsk AS and as advisor to the Royal Norwegian Navy in connection with shipbuilding among Norwegian shipyards



Jens Ismar

- Director for Awilco LNG
- Served as CEO of Western Bulk
- Served as Executive Director and consultant for Exmar Shipping NV, and Board member of Ocean Yield



Paul Cornell

- Served as CFO and Managing Director of Quintana Capital Group
- Board experience includes Quintana shipping Ltd, Talen's Marine Fuel, AmerCable Holdings, Quality Magnetite LLC, Quintana Minerals Canada, and Excel Maritime Carriers Ltd



Quentin Soanes

- Executive Chairman of Sterlin Shipping Services Ltd
- Served as Chairman of Baltic Exchange
- Served as Executive Director of Braemar Shipping Services plc



Viktoria Poziopoulou

- Served as General Counsel of Pavimar S.A., responsible for all legal aspects of Pavimar's business
- Served as General Counsel to Quintana Shipping Ltd and Excel Maritime Carriers Ltd.

✓ **Independent candidates**

✓ **Vast experience** with shipping and dry bulk markets

✓ **Public and private company board experience** from sizeable shipping companies

✓ **History of shareholder value creation** through prior board and management experience, including public M&A

✓ **Change in Genco board required** if Genco shareholders wants an independent board that is willing to explore value-accretive transactions, as evident by the Genco's board unwillingness to engage with both Diana and Star Bulk

26

1 Valuation overview 2 Review of Genco Governance and Actions 3 Diana’s Director Nominees Table of contents 27 4 Appendix

Note: A comprehensive timeline is included as part of the definitive proxy statement filed by Diana. Not once in six months has a representative of Genco or its advisors requested a meeting to discuss our proposal or initiated any substantive conversation to review our proposal Background June, 2024 • In June 2024, Diana approached Genco regarding a potential transaction involving the contribution of certain Diana vessels to Genco in exchange for shares of Genco Common Stock • The approach did not lead to a transaction April – September, 2025 • During the period from April 23 through September 29, Diana acquired Genco shares in open market transactions • On July 17, Diana disclosed a ~7.72% ownership in Genco through a 13D filing with the SEC • On September 30, Diana disclosed a ~14.93% ownership in Genco through an amendment to its Schedule 13D filing October – November, 2025 • On October 1, Genco announced that the Genco Board adopted an onerous shareholder rights plan (poison pill), without seeking shareholder approval for the adoption of the poison pill • On November 10, Genco lowered the poison pill trigger threshold from 15% to 10%, without shareholder approval, making the poison pill more onerous November – December, 2025 • On November 24, Diana submitted a non-binding proposal to acquire all of the outstanding shares of Genco it did not already own for $20.60 per share in cash, accompanied by a highly confident letter from DNB Carnegie and Nordea for debt financing of ~USD 1.1bn • On December 10, Diana sent a follow-up letter to Genco reiterating Diana’s desire to engage and negotiate terms. Later that day, Genco informed Diana that the Board had formed an independent committee to review and evaluate Diana’s proposal January – February, 2026 • On January 8, Genco sent a letter to Diana rejecting the initial proposal, without any engagement or clarifications with Diana on the proposal • On January 16, Diana submitted to Genco a notice nominating a slate of six highly qualified director nominees for election of the Genco Board • On February 13, Genco disclosed that it had adopted a new, broad-based change-in-control severence plan. The company later disclosed ~$26.68m in severance and accelerated equity for the four named executives, but still refuses to disclose the full cost of the plan March 2026 • On March 6, Diana submitted to the Genco Board an increased proposal to acquire all of the outstanding shares of Genco for $23.50 per share in cash • In connection with the revised proposal, Diana obtained $1.433bn in fully committed financing and entered into a definite agreement with Star Bulk for Star Bulk to acquire 16 Genco vessels for $470.5m in cash, conditional upon completion of Diana’s acquisition of Genco March – April, 2026 • On March 19, Genco issued a press release rejecting the revised proposal, again without any engagement • On March 23, Diana filed its preliminary proxy statement • On April 13, Diana’s counsel delivered a draft merger agreement to Genco’s counsel • On April 24, Genco filed its preliminary proxy statement asking shareholders to re-elect its incumbent directors and for shareholders to approve a 35% increase to Genco’s incentive equity pool; proxy statement also calls for an “advisory” vote on ratifying and extending for three years Genco’s poison pill and won’t even commit to comply with the shareholders’ vote May, 2026 • On May 4, Diana launched a tender offer to acquire all outstanding shares of Genco for $23.50 per share in cash 28

Source: Company information, FactSet as of May 16, 2026 1) Including 1 vessel to be delivered and 1 vessel sold after Q1 2026. Distribution per vessel type based on DWT Genco at a glance Company overview Fleet composition Share price performance last 10 years Genco CEO and CFO 29 • U.S.-based owner/operator of dry bulk vessels transporting commodities globally • Fleet of ~40+ vessels, primarily Newcastlemax, Capesize, Ultramax, and Supramax ships • Transports bulk cargoes including iron ore, coal, grain, and steel products • Commercial strategy combines spot/voyage exposure with shorter-term charters, resulting in meaningful sensitivity to freight rate movements • Time Charter Equivalent (TCE) performance reflects prevailing market conditions (e.g., ~$20k/day fleet-wide in Q4’25, up sequentially) 14% 66% 8% 12% Newcastlemax Capesize Supramax Ultramax 45 vessels1 John Wobensmith Chairman & Chief Executive Officer ▪ Has served as CEO since March 2017 and President since December 2014 ▪ From 2005 until his appointment as President, he served as the company CFO and Principal Accounting Officer, including during the company’s bankruptcy in 2014 Peter Allen Chief Financial Officer ▪ Has served as CFO since June 2023, and previously served as Senior Vice President, Strategy & Finance since October 2018 ▪ Has been employed with Genco since August 2008, and has served in various finance, accounting and corporate strategy positions 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 0 5 10 15 20 25 30 May-16 May-18 May-20 May-22 May-24 May-26 Volume (million shares) Share price ($/share) Volume GNK share price GNK share price (dividend adj.) ~320k shares traded on average per day in the last 30 days

We create to share

Press Release

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com

Bruce Goldfarb / Chuck Garske / Lisa Patel
Okapi Partners
(212) 297-0720
info@okapipartners.com

Media Contact:
Mark Semer / Grace Cartwright
Gasthalter & Co.
Tel: (212) 257-4170
DianaShipping@gasthalter.com

DIANA SHIPPING INC. RELEASES INVESTOR PRESENTATION HIGHLIGHTING NEED FOR CHANGE AT GENCO SHIPPING & TRADING

Offer of $23.50 Per Share Represents 31% Premium to Undisturbed Share Price and 1.0x NAV — a Price Genco Shareholders Have Almost Never Seen in the Open Market

Genco Board Has Refused to Engage with Diana for Five Months While Pursuing a Strategy of Entrenchment

Diana’s Six Highly Qualified, Independent Director Nominees Are Committed to Ensuring the Board Explores All Opportunities to Maximize Value for All Genco Shareholders

Diana Urges Genco Shareholders to Vote the GOLD Universal Proxy Card “FOR” Diana's Six Independent Director Nominees at the 2026 Annual Meeting

Athens, Greece — May 19, 2026 — Diana Shipping Inc. (NYSE: DSX) (“Diana” or the “Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels that is the largest shareholder of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today released a comprehensive investor presentation outlining the case for electing Diana’s six independent director nominees to the Genco Board at Genco’s 2026 Annual Meeting of Shareholders to be held on June 18, 2026.

The presentation is available at https://www.cashforgenco.com/materials#Presentation.

Highlights of the presentation include:

How We Got Here

Since November 2025, Diana has sought to engage with the Genco Board regarding an acquisition of Genco that would provide all shareholders with compelling value. The Genco Board has refused to engage in any meaningful way.

•	In March 2026, Diana increased its offer to $23.50 per share, backed by $1.433 billion in fully committed financing and supported by a definitive agreement with Star Bulk Carriers Corp. (Nasdaq: SBLK) to acquire 16 Genco vessels for $470.5 million in cash. The Genco Board again rejected the offer without engagement.
•	In May 2026, Diana commenced a tender offer at $23.50 per share in cash, giving shareholders a direct opportunity to act on the offer for themselves and demonstrating a firm commitment to its $23.50 per share offer price.
•	Based on the Genco Board’s total lack of engagement, Diana nominated six highly qualified, independent director candidates, none affiliated with Diana, for election at Genco’s 2026 Annual Meeting of Shareholders on June 18, 2026.

Diana’s Offer Delivers Premium Value in Cash

•	Diana’s $23.50 per share cash offer represents a 31% premium to the undisturbed share price and approximately 1.0x net asset value (NAV) — the key valuation metric in the dry bulk sector — based on Genco’s own reported fleet values. Precedent shipping and dry bulk acquisitions have routinely been priced at meaningful discounts to NAV.
•	Genco and its peers have traded at approximately a 30% discount to NAV since 2020. Genco only began trading at a premium to its peers when Diana began acquiring shares and made its offer. The current artificially inflated share price reflects Diana-created value rather than organic Genco outperformance. In fact, Genco’s dry bulk peers continue to trade at approximately a 25% discount to NAV, highlighting the considerable downside risk to Genco shareholders in a no-transaction scenario in which Genco shares could trade to the area of $17.50 per share. Further, shipping and dry bulk transactions over the past five years have on average been priced at a discount of approximately 20% to NAV while Diana is offering to pay approximately NAV at a time when Genco is benefitting from dry bulk industry-wide tailwinds.
•	Genco has on average paid $1.27 per share in dividends over the last five years. It is unlikely that, with its aging fleet, Genco will be able to continue paying dividends at this level, but even if it were able to, it would take 18.6 years for Genco shareholders to receive dividends equivalent to the $23.50 per share Diana is offering today.

The Offer Has No Financing Risk and No Execution Risk

•	Diana’s cash offer is supported by $1.433 billion in fully committed financing from six international banks, and is not subject to any financing conditions or approval of Diana shareholders.
•	The committed financing is fully underwritten and not conditioned on completion of the Star Bulk transaction.

The Genco Board Has Chosen Entrenchment Over Engagement

•	Not once in six months has Genco management, its Board, or its advisors requested a meeting, sought clarifications, or initiated any substantive conversation regarding Diana’s proposals.
•	The Genco Board unilaterally adopted a poison pill and amended it without shareholder approval, including an illusory “qualifying offer” provision requiring 12 separate conditions to be satisfied and “daisy chain” ownership concepts.
•	Genco adopted a so-called “Employee Retention Plan” that is, in fact, a change-in-control severance plan providing for approximately $27.96 million in value to four named executives (and undisclosed total costs to shareholders), with the plan designed to impose such costs if Diana’s nominees are elected, if Genco is acquired, or if Genco’s CEO loses the title of Chairman of the Board bestowed upon him in August 2025.
•	Genco management compensation increased nearly 80% from 2021 to 2025, a period during which net income declined from $182 million to a net loss of $4.4 million.

Diana’s Six Independent, Highly Qualified Director Nominees

•	Gustave Brun-Lie — Nearly 40 years of shipping experience; former CEO of Statt Torsk AS; board member at Wilhelmsen Ship Management, R S Platou, and Torvik’s Rederi.
•	Chao Sih Hing Francois (Hing Chao) — Executive Chairman of Wah Kwong Maritime Transport; Co-founder and Chairman of the Hong Kong Chamber of Shipping.
•	Paul Cornell — More than 35 years in the energy industry; former CFO and Managing Director of Quintana Capital Group; board experience including Excel Maritime Carriers.
•	Jens Ismar — Former CEO of Western Bulk (11 years); former Executive Director and consultant for Exmar Shipping NV; director of Awilco LNG since May 2025.
•	Viktoria Poziopoulou — Approximately 35 years of legal experience in shipping; former General Counsel of Pavimar S.A. and Excel Maritime Carriers Ltd.
•	Quentin Soanes — Executive Chairman of Sterling Shipping Services Ltd.; former Chairman of the Baltic Exchange; former Executive Director of Braemar Shipping Services PLC.

VOTE THE GOLD PROXY CARD TODAY — “FOR” DIANA’S SIX INDEPENDENT NOMINEES

Diana urges all Genco shareholders to vote the GOLD universal proxy card “FOR” each of its six independent nominees and WITHHOLD on Genco's nominees. Diana also urges shareholders to tender their shares pursuant to Diana's tender offer at $23.50 per share in cash. The proxy vote and the tender offer are independent of each other — shareholders can and should act on both opportunities.

Shareholders who have already voted the WHITE card can change their vote by signing, dating and returning the enclosed GOLD universal proxy card. Only the latest-dated proxy will count. Please act as soon as possible — the tender offer expires at 5:00 p.m., New York City time, on June 2, 2026, unless extended, and the Annual Meeting is on June 18, 2026.

For assistance voting or tendering shares, contact Diana’s proxy solicitor and information agent, Okapi Partners LLC, toll-free at (855) 305-0857 or by email at info@okapipartners.com.

About Diana Shipping

Diana Shipping Inc. (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. The Company’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

About Star Bulk Carriers Corp.

Star Bulk Carriers Corp. (“Star Bulk”) is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release and other statements made by the Company may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of the Company and its management team, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, the Company’s proposal to acquire Genco and the anticipated benefits of such a transaction, and the Company’s ability to finance such transaction. Forward-looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of the Company or Genco; (vi) the possibility that shareholders of Genco will not elect to tender their shares of common stock of Genco in connection with the tender offer or that the conditions to consummation of the tender offer are not satisfied; and (vii) general economic, market, and industry conditions. These and other risks are described in documents filed by the Company with, or furnished by the Company to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

Diana and certain other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such definitive proxy statement and the accompanying GOLD universal proxy card are available here).

Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials as they become available because they will contain important information. The Participants’ definitive proxy statement and other proxy materials are also available at no charge on the SEC’s website at www.sec.gov.

Questions and requests for assistance regarding the tender offer or the proxy solicitation may be directed to Okapi Partners LLC, toll-free at (855) 305-0857 or by email at info@okapipartners.com.

The definitive proxy statement and other relevant documents filed by Genco with the SEC are also available, without charge, by directing a request to Diana’s proxy solicitor, Okapi Partners LLC, at its toll-free number (855) 305-0857 or via email at info@okapipartners.com.

Certain Information Regarding Participants in the Solicitation

The participants in the proxy solicitation (the “Participants”) are Diana; Semiramis Paliou, Director and Chief Executive Officer of Diana; Simeon Palios, Director and Chairman of Diana; Ioannis G. Zafirakis, Director and President of Diana; Maria Dede, co-Chief Financial Officer and Treasurer of Diana; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of Diana; Evangelos Sfakiotakis, Chief Technical Investment Officer of Diana; Maria-Christina Tsemani, Chief People and Culture Officer of Diana; Anastasios Margaronis, Director of Diana; Kyriacos Riris, Director of Diana; Apostolos Kontoyannis, Director of Diana; Eleftherios Papatrifon, Director of Diana; Simon Frank Peter Morecroft, Director of Diana; and Jane Sih Ho Chao, Director of Diana; Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou; Star Bulk Carriers Corp. (“Star Bulk”); Petros Pappas, Director and Chief Executive Officer of Star Bulk; and Hamish Norton, President of Star Bulk.

As of the date hereof, Diana is the beneficial owner of 6,264,548 shares of Genco common stock, representing approximately 14.4% of the outstanding shares of common stock of Genco. As of the date hereof, none of Semiramis Paliou, Simeon Palios, Ioannis G. Zafirakis, Maria Dede, Margarita Veniou, Evangelos Sfakiotakis, Maria-Christina Tsemani, Anastasios Margaronis, Kyriacos Riris, Apostolos Kontoyannis, Eleftherios Papatrifon, Simon Frank Peter Morecroft, Jane Sih Ho Chao, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, Vicky Poziopoulou, Star Bulk, Petros Pappas, or Hamish Norton beneficially owns any Genco common stock. On March 6, 2026, Diana submitted a revised proposal to acquire all of the outstanding shares of Genco common stock it did not own for $23.50 per share in cash.

Information Regarding the Offer

On May 4, 2026, Diana commenced a tender offer (the “Offer”), through its wholly-owned subsidiary 4 Dragon Merger Sub Inc., to purchase all outstanding shares of Genco common stock at $23.50 per share in cash. The Offer is scheduled to expire at 5:00 p.m., New York City time, on June 2, 2026, unless extended.

The Offer is conditioned upon, among other things: (i) Genco entering into a definitive merger agreement with Diana substantially in the form of the merger agreement included with the Offer documents; (ii) Genco shareholders validly tendering a majority of Genco’s outstanding shares on a fully diluted basis; (iii) the termination or inapplicability of Genco’s shareholder rights plan; (iv) the Genco Board’s approval of the transaction under certain affiliate transaction provisions in Genco’s charter and (v) other customary conditions. Satisfaction of the merger agreement condition, the shareholder rights plan condition and the affiliate transaction condition is solely within the control of Genco and the members of the Genco Board.

If the Offer is successfully completed, Diana intends to consummate a second-step merger as promptly as practicable, in which any remaining Genco shareholders who did not tender their shares in the Offer would receive the same $23.50 per share in cash that was paid in the Offer. As a result, if the Offer is completed and the second-step merger is consummated, all Genco shareholders — whether or not they tender their shares — would receive $23.50 per share in cash. Importantly, shareholders who tender in the Offer may receive their cash sooner than those whose shares are acquired in the second-step merger.

The Offer to Purchase and related Letter of Transmittal are being mailed to Genco shareholders and will be filed with the U.S. Securities and Exchange Commission. Copies of these materials will be available at no charge on the SEC’s website at www.sec.gov.

Questions and requests for assistance regarding the Offer may be directed to Okapi Partners LLC, the information agent for the Offer, toll-free at (855) 305-0857 or by email at info@okapipartners.com.

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